Exhibit 99.1

Venturbay has appointed ABN AMRO Bank N.V. trading under the name RBS as local Dutch Tender Agent

Amsterdam, 19 May 2009

This is a press release of Venturbay Consultants Private Limited, a subsidiary controlled by Tech Mahindra Limited.

As previously disclosed by Satyam Computer Services Limited (“Satyam”), Satyam, Venturbay Consultants Private Limited (“Venturbay”), a subsidiary controlled by Tech Mahindra Limited (“Tech Mahindra”) and Tech Mahindra entered into a Share Subscription Agreement (“SSA”) on 13 April 2009. Pursuant to the SSA, Venturbay has acquired 31% of the share capital of Satyam. Following this initial subscription and subject to the terms and conditions of the SSA, Tech Mahindra is required to make a public offer in cash (the “Offer”) to acquire 20% of the enhanced share capital of Satyam at a price of Rs. 58 per share. A Public Announcement of the Offer to the shareholders of Satyam containing certain information with respect to the Offer was issued on behalf of Satyam, Venturbay and Tech Mahindra on 22 April 2009. A copy of that Public Announcement is available at the Securities and Exchange Board of India website at www.sebi.gov.in.

For all Satyam investors holding American Depositary Shares through Euroclear Nederland (“ECN holders”), it is hereby announced that Venturbay has appointed Royal Bank of Scotland plc (“RBS”) as local Dutch tender agent in connection with the Offer. ECN holders who wish to participate in the Offer, if and when made, should contact their bank or broker, but may also contact RBS with respect to any questions they may have, at RBS, ECM Corporate Actions HQ 3130, Gustav Mahlerlaan 10, 1082 PP Amsterdam (telephone +31 (0)20 383 67 07, email corporate.actions@rbs.com).

The letter of offer containing the terms and conditions for participation in the Offer will be posted by Tech Mahindra on Tech Mahindra’s website at www.techmahindra.com as soon as it is available.

Further information

The information in this press release is not intended to be complete and for further information reference is made to the Public Announcement as issued on 22 April 2009 and to the additional information referred to therein.

Safe Harbor

Statements contained in this press release regarding future events or actions and all other statements in this release other than recitation of historical facts are forward-looking statements. Words such as “expect”, “intend”, “may”, “will”, and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements of events or actions to differ materially from results expressed or implied by this press release. Such risk factors include, among others: uncertainties as to the timing of the acquisition of shares and uncertainty as to the timing of the Offer; the satisfaction of the closing conditions to the transaction, including the receipt of regulatory approvals; the competitive environment in the information technology services industry and competitive responses to the proposed acquisition; and whether the companies can successfully provide services/products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.

Additional Information

In connection with the Offer for certain equity shares of Satyam Computer Services, Ltd., Venturbay Consultants Private Limited, a subsidiary of Tech Mahindra Limited, will, directly and/or through an affiliate, file tender offer documentation with regulatory authorities including the Securities and Exchange Board of India and the United States Securities and Exchange Commission (SEC). The Offer will be subject to various terms and conditions included in these materials. Investors and Satyam shareholders are strongly encouraged to read these materials once they become available including, for investors in Satyam’s American Depositary Shares, the tender offer statement and related documents filed with the SEC, because they will contain important information. Documents filed with the SEC will be available for no charge on the SEC’s website at www.sec.gov.